Exhibit 4.8

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$[●]	Issue Date: [●], 2023

FOR VALUE RECEIVED, American Gene Technologies International Inc., a Delaware corporation (the “Company”), promises to pay [_______________________] (the “Holder”), or its registered assigns, the principal sum of $[●], or such lesser amount as shall then equal the outstanding principal amount hereof (the “Principal Note Amount”), together with simple interest from the date of this Senior Secured Convertible Promissory Note (“Note”) on the unpaid principal balance at a rate equal to the Applicable Federal Rate per annum. The term “Applicable Federal Rate” means the Federal short-term rate, with monthly compounding, as determined under Code Section 1275(d). The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with the unpaid and accrued interest payable hereunder, if not converted by the provisions of Sections 7 or 8 below, shall be due and payable on demand at any time after the earlier of (i) [___] (the “Maturity Date”), or (ii) when such amounts are declared due and payable by the Holder upon or after the occurrence of an Event of Default (as defined below). This Note is one of a series of Senior Secured Convertible Promissory Notes (collectively, the “Notes”) being issued pursuant to that certain Secured Note Purchase Agreement dated as of October 31, 2023, by and among the Company, the Holder and certain other investors listed on Exhibit A thereto, as may be amended from time to time (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Addimmune” shall mean 10X Capital Venture Acquisition Corp. III, a publicly traded special purpose acquisition company and a Cayman Islands exempted company, which upon the consummation of the 10X Capital Business Combination (as such term is defined in Section 7(b)), will have redomesticated to become a Delaware corporation and will have been renamed “Addimmune Inc.”, a Delaware corporation.

(b) “Addimmune Common Stock” shall have the meaning set forth in Section 7(b) hereof.

(c) “Collateral Agent” shall have the meaning as set forth in the Security Agreement (as such term is defined in Section 6(a) hereof).

(d) “Conversion Value” shall mean:

(i) in respect of Notes issued on the Initial Closing Date, the product of (A) the Principal Note Amount and (B) 3.0, plus all interest accrued under the Note as of the date of determination; and

(ii) in respect of Notes issued on a Subsequent Closing Date, the product of (A) the Principal Note Amount and (B) 3.0 (or a lower number, as determined by the Company in its sole discretion), plus all interest accrued under the Note as of the date of determination.

(e) “Eligible Market” shall mean The New York Stock Exchange, the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Select Market or the NASDAQ Global Market.

(f) “Liquidation Event” shall mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, provided that neither an acquisition of the Company nor the 10X Capital Business Combination shall constitute a Liquidation Event.

(g) “Majority Note Holders” shall mean the holders constituting at least a majority of the then-outstanding principal amount of the Notes.

(h) “Obligations” shall mean the Principal Note Amount plus all accrued interest due hereunder.

(i) “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(j) “Trading Day” shall mean a day following the consummation of the 10X Capital Business Combination on which trading in the Addimmune Common Stock (as such term is defined in Section 7(b)) (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if the Addimmune Common Stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other Eligible Market on which the Addimmune Common Stock (or such other security) is then listed or, if the Addimmune Common Stock (or such other security) is not then listed on an Eligible Market, on the principal other market on which the Addimmune Common Stock (or such other security) is then traded.

(k) “VWAP” shall mean, for any business day, the per share volume-weighted average price of the Addimmune Common Stock on an Eligible Market as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the Addimmune Common Stock (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such business day (or, if such volume-weighted average price is unavailable, the market value of one share of Addimmune Common Stock on such business day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due, and such payment shall not have been made within thirty (30) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay;

(b) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(c) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered, or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(d) The Company shall default in its performance or observance of any term, covenant or agreement under the Purchase Agreement, any Note, or the Security Agreements.

Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, upon written direction of the Majority Note Holders, accompanied by, if requested, indemnity or security satisfactory to the Collateral Agent, exercise any other right, power or remedy granted to the Holders (or the Collateral Agent on behalf of the Holders) by the Security Agreements (as the term is defined in Section 6(a) hereof) or otherwise permitted to them by law, either by suit in equity or by action at law, or both.

3. Liquidation Event. In the event of a Liquidation Event that occurs prior to the 10X Capital Business Combination and prior to the Note having been paid in full or converted as provided herein, then all Obligations from the date of issuance of the Note through such Liquidation Event shall be repaid in an amount equal to the Conversion Value.

4. Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, by written notice to the Company (with a copy to the Collateral Agent) the Holder may declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5. Prepayment. This Note may be prepaid in whole or in part at any time by the Company, in its sole and absolute discretion, without any penalty, at the Conversion Value.

6. Security and Seniority.

(a) The payment obligations of the Company arising under this Note are secured pursuant to the terms of (i) that certain Security Agreement dated as of October 31, 2023 by and among the Company, the Collateral Agent (as defined therein) and the Investors (as defined therein) (as amended from time to time, the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement dated as of October 31, 2023 by and among the Company, the Collateral Agent (as defined therein) and the Investors (as defined therein) (as amended from time to time, the “Intellectual Property Security Agreement” and together with the Security Agreement, the “Security Agreements”). Reference hereby is made to the Security Agreements for a description of the nature and extent of the collateral serving as security for this Note and the rights of the Holder with respect to such security. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to the Purchase Agreement. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis; provided that any unpaid Obligations under the Notes shall remain the obligations of the Company.

(b) This Note shall rank senior to, and have priority in right of payment over, (i) all of the Company’s equity and (ii) any and all indebtedness incurred by the Company after the date hereof. Following the Initial Closing Date (as such term is defined in the Purchase Agreement), the Company undertakes to not incur any indebtedness unless it is expressly subordinated to this Note in a written instrument covering such subordination.

7. Automatic Conversion.

(a) Conversion Upon Initial Public Offering of the Company. If the 10X Capital Business Combination (as defined below) is not consummated on or prior to the Maturity Date, upon the occurrence of an underwritten initial public offering of the Company’s securities (an “IPO”), the Obligations shall automatically convert into the number shares of the Company’s common stock (“Company Common Stock”) equal to the quotient determined by dividing (i) the Conversion Value by (ii) the public offering price per share of the Company Common Stock at the time of pricing the IPO.

(b) Conversion Following the 10X Capital Business Combination. Provided that the Maturity Date has not yet occurred, following the consummation of a business combination of the Company with Addimmune pursuant to the terms of the Merger Agreement (the “10X Capital Business Combination”), if the VWAP of the shares of Addimmune of common stock of Addimmune (“Addimmune Common Stock”) (after adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event that may have occurred following the consummation of the 10X Capital Business Combination), is equal to or exceeds $30.45 per share for the twenty consecutive Trading Days within a trailing thirty Trading Day period, then the Obligations shall automatically convert under the Note, without the payment of any additional consideration therefor, into the number of fully paid and nonassessable shares of Addimmune Common Stock as equals (i) the Obligations divided by (ii) $10.15.

(c) Maturity Date Conversion Following the 10X Capital Business Combination. If on the Maturity Date, the 10X Capital Business Combination has occurred but the Note has not yet been converted or repaid, the Obligations under the Note shall be converted into such number of shares of Addimmune Common Stock as is equal to (i) the Conversion Value divided by (ii) the five day VWAP of the Addimmune Common Stock for the five Trading Days ending the business day immediately prior to the Maturity Date, unless, Addimmune, in its sole discretion, chooses to redeem, in whole or in part, the Note by giving written notice of such redemption no later than two business days prior to the Maturity Date.

8. Optional Conversion by the Company or Addimmune.

(a) Conversion upon Acquisition of Addimmune. If following the consummation of the 10X Capital Business Combination and prior to the Maturity Date, Addimmune is acquired by a company (the “Acquiror”):

(i) which has securities that are registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or which is required to file reports pursuant to Section 15(d) of the Exchange Act, but the Note has not yet been converted or repaid, the Obligations under the Note may be converted in conjunction with the acquisition as agreed by and between Addimmune, on the one hand, and the Acquiror, on the other hand, in their sole discretion, with written notice to be provided to Holder whether the Obligations will be converted no later than ten business days prior to the closing of the acquisition. If Addimmune and the Acquiror determine to convert the Obligations, then the Obligations shall convert into that number of shares of capital stock of the Acquiror (“Acquiror Stock”) as is equal to the number of such shares of the Acquiror that would be issued in the acquisition for that number of shares of Addimmune Common Stock calculated by dividing (x) the Conversion Value by (y) the price of the Acquiror Stock that is used in the conversion of Addimmune Common Stock in the acquisition if such Addimmune Common Stock is converted, or if the acquisition is a cash acquisition, the five day VWAP of the Acquiror Stock for the five Trading Days ending the business day immediately prior to the closing of the acquisition. If, however, Addimmune and the Acquiror determine to not convert the Obligations under the Note into shares of capital stock of the Acquiror, then the Note shall either be repaid in full at the Conversion Value at the closing of the acquisition or be assumed by the Acquiror; and

(ii) which has securities that are not registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which is not required to file reports pursuant to Section 15(d) of the Exchange Act, the Note shall be assumed by the Acquiror unless the Holder chooses to convert the Note prior to the closing of the acquisition by providing written notice of such decision to convert within fifteen business days of receiving written notice of the acquisition, which notice may be made by Addimmune filing an announcement of such acquisition with the SEC on EDGAR, in which case the Note shall convert into such number of shares of Addimmune Common Stock equal to (i) the Conversion Value divided by (ii) the five day VWAP of the Addimmune Common Stock for the five Trading Days ending the business day immediately prior to the closing of the acquisition, and following such conversion, will receive such consideration as is provided to holders of Addimmune Common Stock in the acquisition.

(b) Conversion upon Acquisition of the Company. If prior to the Maturity Date the Note has not yet been converted or repaid and the 10X Capital Business Combination has not occurred and an Acquiror:

(i) with securities that are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which is required to file reports pursuant to Section 15(d) of the Exchange Act acquires the Company, the Obligations under the Note may be converted in conjunction with the acquisition as agreed by and between the Company, on the one hand, and the Acquiror, on the other hand, in their sole discretion, with written notice to be provided to Holder whether the Obligations will be converted no later than ten business days prior to the closing of the acquisition. If the Company and the Acquiror determine to convert the Obligations, then the Obligations shall convert into that number of shares of Acquiror Stock as is equal to the number of such shares of the Acquiror that would be issued in the acquisition for that number of shares of Company Common Stock calculated by dividing (x) the Conversion Value by (y) the price of the Acquiror Stock that is used in the conversion of Company Common Stock in the acquisition if such Company Common Stock is converted, or if the acquisition is a cash acquisition, the five day VWAP of the Acquiror Stock for the five Trading Days ending the business day immediately prior to the closing of the acquisition. If the Company and the Acquiror determine to not convert the Obligations under the Note into shares of capital stock of the Acquiror, then the Note shall either be repaid in full at the Conversion Value or be assumed by the Acquiror.

(ii) with securities that are not registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which is not required to file reports pursuant to Section 15(d) of the Exchange Act, the Note shall be assumed by the Acquiror unless the Holder chooses to convert the Obligations under the Note prior to the closing of the acquisition by providing written notice of such decision to convert within fifteen business days of receiving written notice of the acquisition, in which case the Obligations shall convert into such number of shares of the senior most preferred stock of the Company (the “Preferred Stock”) equal to (i) the Conversion Value divided by (ii) the Liquidation Preference (as defined in the Company’s certificate of incorporation) of such Preferred Stock as provided for in the Company’s certificate of incorporation, as last amended, and following such conversion, will receive such consideration as is provided to holders of Preferred Stock in the acquisition.

9. Optional Conversion by Holder.

(a) Conversion Following Eighteen Month Anniversary of the 10X Capital Business Combination. Prior to the Maturity Date, on or after the eighteen month anniversary of the 10X Capital Business Combination, Holder may provide Addimmune with ten business days’ written notice requesting conversion of the Obligations under the Note, following which, the Obligations shall be converted into that number of shares of Addimmune Common Stock equal to (i) an amount equal to the Obligations divided by (ii) $10.15; provided that Addimmune, in its sole discretion, may defer such conversion for a six-month period (the “Deferral Period”) by providing Holder with written notice thereof within five business days of receipt of the notice of the request to optionally convert the Obligations. Upon expiration of the Deferral Period, unless a Holder elects in writing to no longer exercise the optional conversion provided for in this Section 9(a) (provided such notice is delivered no later than five business days prior to the expiration of the Deferral Period), Addimmune shall issue to Holder the number of shares of Addimmune Common Stock calculated as described in this Section 9(a) in satisfaction of the Obligations under the Note.

(b) Conversion or Redemption if No 10X Capital Business Combination. If on or prior to the Maturity Date, the 10X Capital Business Combination has not been consummated, and the Company has not been otherwise acquired or completed an IPO, then at the option of the Majority Note Holders, the Obligations under the Note may be either (i) converted on the Maturity Date into shares of a new series of the Company’s preferred stock (the “New Preferred Stock”), as determined by dividing such Principal Note Amount by the fair market value of a share of Company Common Stock, as determined in good faith by the Company’s Board of Directors. The New Preferred Stock shall have identical rights and restrictions as the Preferred Stock; however, such New Preferred Stock shall have a liquidation preference of three times the amount of the Obligations under the Note, or (ii) redeemed for cash equal to the Conversion Value.

10. Mechanics of Conversion.

(a) Optional Conversion Pursuant to Section 9(a).

(i) To convert Obligations into Addimmune Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to Addimmune and (B) surrender this Note to a nationally recognized overnight delivery service for delivery to Addimmune (or an indemnification undertaking reasonably satisfactory to Addimmune with respect to this Note in the case of its loss, theft or destruction). On or before the third Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), Addimmune shall (X) if legends are not required to be placed on certificates of Addimmune Common Stock and provided that the Addimmune’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Addimmune Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal at Custodian system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Addimmune Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the SEC. If this Note is physically surrendered for conversion and the outstanding Obligations under this Note is greater than the amount of the Obligations being converted, then Addimmune shall as soon as practicable and in no event later than three business days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding principal amount of the Obligations not converted. The Person or Persons entitled to receive the Addimmune Common Stock issuable upon a conversion of the Obligations under this Note shall be treated for all purposes as the record holder or holders of such Addimmune Common Stock upon the transmission of a Conversion Notice.

(ii) Addimmune’s Failure to Timely Convert. If within three Trading Days after Addimmune’s receipt of an email copy of a Conversion Notice Addimmune shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Addimmune Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Value (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Addimmune Common Stock to deliver in satisfaction of a sale by the Holder of Addimmune Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then Addimmune shall, within three business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Addimmune Common Stock so purchased (the “Buy-In Price”), at which point Addimmune’s obligation to deliver such certificate (and to issue such Addimmune Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Addimmune Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Addimmune Common Stock, times (B) the Closing Price on the Conversion Date.

(b) All Other Conversions. Upon any other conversion of the Obligations under this Note, if such Obligations are being converted into Addimmune Common Stock upon an IPO, Addimmune Common Stock, or Acquiror Stock of an Acquiror with shares that are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which is required to file reports pursuant to Section 15(d) of the Exchange Act, then (X) if legends are not required to be placed on certificates of such stock and provided that the transfer agent for such stock is participating in the DTC Fast Automated Securities Transfer Program, such transfer agent shall credit such aggregate number of shares of stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, and (Y) if such transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, such transfer agent shall issue and deliver to the address of the Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of such stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the SEC. For all other conversions, the Company or the Acquiror, as applicable, shall record such conversion in its stock transfer ledger, and if it uses certificates to reflect the issuance of stock, issue and deliver to the address of the Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of such stock to which the Holder shall be entitled.

(c) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Value represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Obligations converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(d) Adjustment of Conversion Formula upon Subdivision or Combination of Stock. If the Company or Addimmune, as applicable, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of Addimmune Common Stock, Preferred Stock or Addimmune Common Stock, as applicable, (b) subdivide outstanding shares of Addimmune Common Stock, Preferred Stock or Addimmune Common Stock, as applicable, into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Addimmune Common Stock, Preferred Stock or Addimmune Common Stock, as applicable, into a smaller number of shares, or (d) issue by reclassification of the shares of Addimmune Common Stock, Preferred Stock or Addimmune Common Stock, as applicable, any shares of capital stock of the Company or Addimmune, as applicable, then appropriate adjustments should be made to the conversion formulas set forth in this Note to account for such events. Any adjustment made pursuant to this Section 10(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Whenever the conversion formula is adjusted pursuant to this Section 9(d), the Holder shall be promptly provided with a written notice setting forth the adjustment of such conversion formula and setting forth a brief statement of the facts requiring such adjustment.

11. Fractional Shares. No fractional shares of Addimmune Common Stock, Company Preferred Stock, Addimmune Common Stock or Acquiror Stock, as applicable, shall be issued upon conversion of this Note and the Obligations hereunder. Upon the conversion of all of the Obligations outstanding under this Note, in lieu of issuing any fractional shares to the Holder, the number of shares issued to the Holder shall be rounded down to the nearest whole share. Upon full conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

12. General Authority of the Collateral Agent. By acceptance of the benefits of this Note, the Holder shall be deemed irrevocably (a) to consent to the appointment of Wilmington Trust, National Association, as its agent under the Security Agreements (the “Collateral Agent”), (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Holder for the enforcement of any provisions of the Security Agreements against the Company, the exercise of remedies thereunder and the giving or withholding of any consent, waiver or approval thereunder relating to any Collateral or the Company’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of the Security Agreements against the Company, to exercise any remedy thereunder or to give any consents or approvals thereunder except as expressly provided in this Note and (d) to agree to be bound by the terms of this Note and the Security Agreements.

13. Waiver and Amendment. Any provision of this Note may be amended, waived or modified in compliance with Section 11(a) of the Purchase Agreement; provided that no amendment, waiver or modification that affects the rights, privileges, duties, immunities or indemnities of the Collateral Agent may be made without the Collateral Agent’s written consent.

14. Transfer; Successors and Assigns. This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, without the prior written consent of the Company, nor shall this Note be transferred in violation of any restrictive legend set forth hereon. Each new Note issued upon transfer of this Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the “Securities Act”), as provided for in the Purchase Agreement, unless in the opinion of counsel for the Company, such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Prior to presentation of this Note for registration of transfer, the Company shall treat the Holder as the owner and registered holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

15. Rights Upon Assumption of Note. Upon the occurrence of any acquisition that results in an assumption of the Note, the Acquiror shall succeed to, and be substituted for (so that from and after the date of such acquisition, the provisions of this Note, the Security Agreement and the Intellectual Property Security Agreement referring to the “Company” or “Addimmune”, as applicable, shall refer instead to the Acquiror, as appropriate), and may exercise every right and power of the Company or Addimmune, as applicable, and shall assume all of the obligations of the Company or Addimmune, as applicable, under this Note and the Security Agreements with the same effect as if such Acquiror had been named as the Company or Addimmune, as applicable, herein.

16. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company or Addimmune, as applicable, will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

17. Notices. Any notice, request or other communication required or permitted hereunder shall be given in compliance with Section 11(i) of the Purchase Agreement; provided that any notice given to the Collateral Agent shall be given in compliance with Section 8(a) of the Security Agreement.

18. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company or Addimmune, as applicable, be liable for any amounts due or payable pursuant to this Note.

19. No Rights as Stockholder. This Note, as such, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company or Addimmune, as applicable. In the absence of conversion of this Note into stock of the Company or Addimmune Common Stock, no provisions of this Note, and no enumeration of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company or Addimmune, respectively, for any purpose.

20. Payment. Payment shall be made in lawful tender of the United States.

21. Tax Matters. All payments made by the Company or Addimmune, as applicable, shall be made free and clear of, and without any deduction or withholding of, any taxes, except as otherwise required by applicable law. Upon request, the Holder shall provide the Company or Addimmune, as applicable, with a properly executed IRS Form W-9. In addition, the Company or Addimmune, as applicable, shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of the Note. Upon request by any Holder, the Company or Addimmune, as applicable, shall furnish evidence reasonably satisfactory to the Collateral Agent that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

22. Expenses; Waivers. If action is instituted to collect this Note, the Company (or its successor, including Addimmune in the event that the 10X Capital Business Combination occurs) promises to pay all costs and expenses of any Holder and the Collateral Agent, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company or Addimmune, as applicable, hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

23. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

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IN WITNESS WHEREOF, the Company has caused this Senior Secured Convertible Promissory Note to be issued as of the date first set forth above.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

By:
Name:
Title:

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to convert the Note)

TO: ADDIMMUNE INC.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Obligations of the Note issued to the Holder listed below on [●] into shares of Common Stock of ADDIMMUNE INC., according to the conditions stated therein, as of the Conversion Date written below.

Holder:
Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Obligations to be converted:
Number of shares of Addimmune Common Stock to be issued:

Please issue the shares of Addimmune Common Stock in the following name and deliver them to the following account:

Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: